Exhibit 5.1

McLaughlin & Stern, llp

Founded 1898

STEVEN W. SCHUSTER
Partner
sschsuter@mclaughlinstern.com		New York, New York
(212) 448-6216	260 Madison Avenue	Millbrook, New York
	New York, New York 10016	Garden city, New York
RICHARD XU	(212) 448–1100	Westport, Connecticut
Partner	FAX (212) 448–0066	West Palm Beach, Florida
RXu@mclaughlinstern.com	www.mclaughlinstern.com	Westfield, New Jersey
(212) 448-6233

September 3, 2025

NEXT TECHNOLOGY HOLDING INC.

Room 519, 05/F Block T3

Qianhai Premier Finance Centre Unit 2

Guiwan Area, Nanshan District, Shenzhen

People’s Republic of China 518000

RE: Next Technology Holding Inc. (the “Company”)

Dear Sirs:

We are acting as counsel to Next Technology Holding Inc., f/k/a WeTrade Group Inc., a Wyoming corporation (the “Company”), in connection with the issuance and sale of (i) an aggregate of 25,313,256 shares of common stock (the “Shares”) of the Company, no par value per share (the “Common Stock”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase an aggregate of up to 34,686,744 shares of Common Stock (the “Pre-Funded Warrant Shares”), pursuant to a Securities Purchase Agreement, dated as of September 2, 2025, between the Company and certain purchaser named therein (the “Purchaser”) in an amount identified on the signature pages thereto (the “Purchase Agreement”). The Shares, the Pre-Funded Warrants, and the Pre-Funded Warrant Shares are collectively referred to herein as the “Securities.” The Company and Univest Securities, LLC (the “Placement Agent”) have entered into a placement agency agreement, dated September 2, 2025 (the “Placement Agency Agreement”).

The Company registered the sale of the Shares, the Pre-Funded Warrants, and Pre-Funded Warrant Shares, to be issued and sold pursuant to the Placement Agency Agreement, Purchase Agreement and the Pre-Funded Warrants by means of a prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 3, 2025 (the “Prospectus Supplement”), related to a registration statement (the “Registration Statement”) on Form S-3, as amended (File No. 333-267362) under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 9, 2022 and became effective on September 16, 2022, including the base prospectus (the “Base Prospectus”). All capitalized terms used herein and not expressly defined herein have the definitions specified in the Placement Agency Agreement and the Purchase Agreement, as applicable.

In connection with the issuance and sale of the Securities, we have reviewed and relied upon, without independent verification, such matters and documents, and the representations contained therein, as we have deemed necessary to render the opinions set forth below. Such documents include, without limitation:

1.	The Registration Statement;

2.	The Base Prospectus;

3.	The Prospectus Supplement;

4.	Resolutions of the Board of Directors of the Company (the “Board”) approving this transaction;

5.	An opinion letter issued by Long Reimer Winegar LLP, dated September 3, 2025 (the “Wyoming Opinion”);

6.	The Purchase Agreement, dated September 2, 2025;

7.	The Placement Agency Agreement, dated September 2, 2025;

8.	The Pre-Funded Warrants;

9.	The Lock-Up Agreements;

10.	The Company’s filings on the SEC’s website via EDGAR and which are incorporated by reference in the Registration Statement; and

11.	Such statutes, records and other documents as we have deemed relevant.

We assume that there exists no provision of any document other than those we have reviewed that bears upon or is inconsistent with this opinion. In addition, we have not conducted any independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

For purposes of this opinion we have relied upon and assumed the accuracy of the foregoing and the facts set forth in the foregoing documents. We have assumed: (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, (iii) the legal capacity of all natural persons, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (vi) the authenticity of the originals of such documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

We are members of the Bar of New York and do not express any opinion as to matters governed by any laws other than the internal laws of the State of New York and the federal laws of the United States. We express no opinion concerning any matters respecting or affected by any laws other than laws that a lawyer in New York exercising customary professional diligence would reasonably recognize as being directly applicable to the transactions contemplated by the Placement Agency Agreement, the Purchase Agreement, and the Pre-Funded Warrants (collectively, the “Transaction Documents”). When any opinion is given herein with respect to an issue where any law other than the laws of the State of New York may apply, the opinion assumes that consideration of the laws of such jurisdiction would lead to the same result as consideration of the laws of the State of New York. For purposes of our opinions, we have assumed that the Transaction Documents and the Material Contracts (as defined in opinion 3) are governed exclusively by the internal, substantive laws and judicial interpretations of the State of New York. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. We express no opinion with respect to agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction); waiver of service or process requirements, which would otherwise be applicable; and provisions otherwise relating to jurisdiction, service of process or venue of courts. In particular, we express no opinion as to matters governed by Wyoming law, which are addressed by the Wyoming Opinion

Based upon and subject to the foregoing, we are of the opinion that each of the Pre-Funded Warrants, if and when issued, delivered and paid for as contemplated by the terms of the Transaction Documents, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (d) we have assumed the Exercise Price (as defined in the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of Common Stock.

The opinion contained herein is solely for the information and may not be used, circulated, quoted, relied upon or otherwise referred to (a) for any purpose other than in connection with the Registration Statement, the Base Prospectus and the Prospectus Supplement, or (b) any other person or entity. Our opinion is rendered and is based upon the law and facts as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may thereafter occur.

Very truly yours,

/s/ McLaughlin & Stern LLP
McLaughlin & Stern LLP

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